L-3 COMMUNICATIONS CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

(Conformed Copy Reflecting All Amendments Through September 4, 2007)

Table of Contents

ARTICLE I. Purpose		1
1.01	Purpose	1
ARTICLE II. Definitions		1
2.01	Account	1
2.02	Benefit Plan Committee	1
2.03	Code	1
2.04	Compensation	1
2.05	Designated Subsidiary Corporation	1
2.06	Employee	2
2.07	Fair Market Value	2
2.08	Offering Period	2
2.09	Plan	2
2.10	Purchase Date	2
2.11	Purchase Price	3
2.12	Recordkeeper	3
2.13	Reserves	3
2.14	Stock	3
2.15	Trading Day	3
ARTICLE III. Eligibility and Participation		3
3.01	Initial Eligibility	3
3.02	Participation	3
3.03	Restrictions on Participation	3
ARTICLE IV. Offerings		4
4.01	Semi-Annual Offerings	4
ARTICLE V. Payroll Deductions		4
5.01	Amount of Deduction	4
5.02	Participant’s Account	4
5.03	Changes in Payroll Deductions	5
ARTICLE VI. Grant and Exercise of Option		5
6.01	Number of Option Shares	5
6.02	Automatic Purchase	5
6.03	Transferability of Option	5
6.04	Delivery of Shares	6

6.05	Distribution of Shares	6
ARTICLE VII. Withdrawal from Plan and Termination of Employment		6
7.01	Withdrawal from Plan Participation	6
7.02	Termination of Employment	7
7.03	Leave of Absence	7
ARTICLE VIII. Stock		7
8.01	Maximum Shares	7
8.02	Participant’s Interest in Option Stock	8
ARTICLE IX. Administration		8
9.01	Authority of the Benefit Plan Committee	8
9.02	Rules Governing the Administration of the Benefit Plan Committee	8
9.03	Indemnification	8
9.04	Recordkeeper	8
9.05	Administrative Costs	9
ARTICLE X. Miscellaneous		9
10.01	Designation of Beneficiary	9
10.02	Transferability	9
10.03	Withholding	9
10.04	Use of Funds	10
10.05	Reports	10
10.06	Adjustment Upon Changes in Capitalization	10
10.07	Amendment and Termination	10
10.08	No Employment	11
10.09	Notices	11
10.10	Elections	11
10.11	Conditions Upon Issuance of Shares	11
10.12	Effect of Plan	11
10.13	Effective Date	11
10.14	Governing Law	12

ii

ARTICLE I.

Purpose

1.01 Purpose.

The purpose of this L-3 Communications Corporation Employee Stock Purchase Plan (the “Plan”) is to provide employees of L-3 Communications Corporation (the “Company”) and its Designated Subsidiary Corporations with an opportunity to acquire a proprietary interest in the parent of the Company, L-3 Communications Holdings, Inc. (“Holdings”) through the purchase of shares of common stock of Holdings. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of the Plan shall be construed in a manner consistent with the requirements of that Section of the Code.

ARTICLE II.

Definitions

2.01 Account.

“Account” means the brokerage account maintained on behalf of each participant by the Recordkeeper for the purpose of investing in Stock and engaging in other transactions permitted under the Plan.

2.02 Benefit Plan Committee.

“Benefit Plan Committee” means the individuals appointed by the Board of Directors of Holdings to administer the Company’s employee benefit plans.

2.03 Code.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations issued thereunder and successor provisions and regulations thereto.

2.04 Compensation.

“Compensation” includes, and is limited to, base salary, overtime, shift differential pay, lead differential pay paid during the calendar year before elective payroll deduction contributions to any employee benefit plan or program offered by the Company. Compensation does not include bonuses, commissions, or any other type of compensation not specifically included above.

2.05 Designated Subsidiary Corporation.

“Designated Subsidiary Corporation” means any corporation (other than the Company) that is (a) in an unbroken chain of corporations beginning with the Company if, at the time of granting the option, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and (b) designated by the Company to be eligible to participate in the Plan.

2.06 Employee.

“Employee” means any common law employee who is employed by the Company or a Subsidiary Corporation and (a) is paid on the U.S. payroll in U.S. currency, (b) a citizen of Canada and paid on the Canadian payroll in Canadian currency, (c) a citizen of the U.K. and paid on the U.K payroll in U.K. currency, or (d) is a resident of Puerto Rico. If an individual is not classified by the Employer as a common law employee, no reclassification of a person’s status with the Employer, for any reason, without regard to whether it is initiated by a court, governmental agency or otherwise and without regard to whether or not the Employer agrees to such reclassification, either retroactively or prospectively, shall result in the person being regarded as a common law employee during such time.

2.07 Fair Market Value.

“Fair Market Value” means the fair market value of a share of Stock, which, as of any given date, shall be the average of the highest and lowest sales prices of a share of Stock reported on a consolidated basis for securities listed on the New York Stock Exchange for trades on the date as of which such value is being determined or, if that day is not a Trading Day, then on the immediately preceding Trading Day.

2.08 Offering Period.

“Offering Period” means the approximately six-month period beginning on the first Trading Day on or after January 1 and July 1 of a calendar year and ending on the last Trading Day in June and December, respectively, of such calendar year.

2.09 Plan.

“Plan” means this L-3 Communications Corporation Employee Stock Purchase Plan.

2.10 Purchase Date.

“Purchase Date” means the last business day of each Offering Period.

2.11 Purchase Price.

“Purchase Price” means an amount equal to 85% of the Fair Market Value of a share of Stock on the Purchase Date.

2.12 Recordkeeper.

“Recordkeeper” means Fidelity Stock Plan Services, LLC.

2.13 Reserves.

“Reserves” means the number of shares of Stock covered by all purchases under the Plan which have not yet been exercised and the number of shares of Stock which have been authorized for issuance under the Plan but which have not yet become subject to purchases.

2.14 Stock.

“Stock” means Holdings common stock and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 10.06.

2.15 Trading Day.

“Trading Day” means a day on which the New York Stock Exchange is open for trading.

ARTICLE III.

Eligibility and Participation

3.01 Initial Eligibility.

Each Employee shall be eligible to participate in the Plan beginning on the date he or she first becomes an Employee.

3.02 Participation.

An Employee may become a participant in the Plan at any time by giving instructions to the Recordkeeper authorizing payroll deductions. Participant instructions shall be given in such manner and form as prescribed by the Recordkeeper. Payroll deductions for an Employee shall begin as soon as administratively feasible after the instructions are received by the Recordkeeper.

3.03 Restrictions on Participation.

Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option to participate in the Plan to the extent that:

(a) immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of Holdings (determined under the rules of Section 424(d) of the Code); or

(b) his or her rights to purchase stock under the Plan would accrue at a rate which exceeds $25,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.

ARTICLE IV.

Offerings

4.01 Semi-Annual Offerings.

The Plan will be implemented by semi-annual offerings of Holdings Stock beginning on the first Trading Day on or after January 1 and July 1 of each calendar year and terminating on the last Trading Day of June and December of such calendar year, respectively. The Benefit Plan Committee shall have the power to change the beginning date, ending date, and duration of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least five days prior to the scheduled beginning of the first Offering Period to be affected thereafter, provided that Offering Periods will in all cases comply with applicable limitations under Section 423(b)(7) of the Code.

ARTICLE V.

Payroll Deductions

5.01 Amount of Deduction.

A participant may elect to have deductions made for each payroll period during an Offering Period in an amount equal to any whole percentage of his or her Compensation received for the payroll period, subject to the limitations of Section 3.03, provided that the maximum amount of payroll deductions may not exceed ten percent of his or her Compensation for each payroll period and $21,250 for each year. The Company in its discretion, may increase and decrease the maximum payroll deduction amount (but not the maximum dollar amount) without formally amending the Plan; provided, however, that the maximum percentage amount shall be a uniform percentage of Compensation for all participants.

5.02 Participant’s Account.

An individual Account shall be maintained by the Recordkeeper for each participant in the Plan. All payroll deductions made for a participant shall be credited to his or her Account. A participant may not make any separate cash payment into such account except when on leave of absence and then only as provided in Section 7.03. No interest shall accrue or be paid on any payroll deductions or any other amounts credited to a participant’s Account.

5.03 Changes in Payroll Deductions.

(a) A participant may elect to increase or decrease the rate of his or her payroll deductions one time each Offering Period by giving instructions to the Recordkeeper. An election to increase or decrease the payroll deduction rate shall be effective as soon as administratively feasible following the date such election is received by the Recordkeeper and shall remain in effect until the participant provides new instructions to the Recordkeeper or terminates employment as provided in Section 7.02

(b) Notwithstanding subsection (b) above, a participant may elect to discontinue his or her participation in the Plan at any time. An election to discontinue participation shall become effective as soon as administratively feasible following the date such election is received by the Recordkeeper and shall remain in effect for successive Offering Periods until the participant provides new instructions to the Recordkeeper.

ARTICLE VI.

Grant and Exercise of Option

6.01 Number of Option Shares.

On the first day of each Offering Period, each Employee participating in such Offering Period shall be deemed to have been granted an option to purchase on the Purchase Date of such Offering Period, at the applicable Purchase Price, up to a number of shares (including whole and fractional shares) of Stock determined by dividing such Employee’s payroll deductions credited to his or her Account as of the Purchase Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3.03 and 8.01. Exercise of the option shall occur as provided in Section 6.02, unless the participant has withdrawn the amount credited to his or her Account upon withdrawal from the Plan pursuant to Section 7.01 or such amount has been distributed to the participant upon termination of employment pursuant to Section 7.02. To the extent not exercised, the option shall expire on the last day of the Offering Period.

6.02 Automatic Purchase.

A participant’s option for the purchase of shares shall be exercised automatically on the Purchase Date, and the maximum number of shares (including fractional shares) subject to the option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions credited to his or her Account.

6.03 Transferability of Option.

During a participant’s lifetime, options held by such participant shall be exercisable only by that participant.

6.04 Delivery of Shares.

(a) At or as promptly as practicable after the Purchase Date for an Offering Period, the Company shall deliver the shares of Stock purchased to the Recordkeeper to be deposited in the participants’ Accounts.

(b) Any cash dividends that are paid with respect to Stock credited to a participant’s Account shall deposited in the participants’ Accounts.

(c) Each participant will be entitled to vote the number of shares of Stock credited to his or her Account (including any fractional shares credited to such Account) on any matter as to which the approval of Holdings stockholders is sought. If a participant does not vote or grant a valid proxy with respect to shares credited to his or her Account, such shares will be voted by the Custodian in accordance with any stock exchange or other rules governing the Custodian in the voting of shares held for customer accounts. Similar procedures will apply in the case of any consent solicitation of Holdings stockholders.

6.05 Distribution of Shares.

(a) During the first two years from the first day of an Offering Period, a participant may sell, but may not transfer or withdraw, the shares of Stock acquired during such Offering Period and credited to his or her Account. During such two-year period, all sales of shares of Stock acquired during the Offering Period shall only be effectuated by the Custodian on the participant’s behalf.

(b) Following the completion of two years from the first day of an Offering Period, a participant may elect to withdraw from his or her Account shares of Stock acquired during such Offering Period or may elect to transfer such shares from his or her Account to an account of the participant maintained with a broker-dealer or financial institution. If a participant elects to withdraw shares, one or more certificates for whole shares shall be issued in the name of, and delivered to, the participant, with such participant receiving cash in lieu of fractional shares based on the Fair Market Value of a share of Stock on the date of withdrawal. If shares of Stock are transferred from a participant’s Account to a broker-dealer or financial institution that maintains an account for the participant, only whole shares shall be transferred and cash in lieu of any fractional share shall be paid to such participant based on the Fair Market Value of a share of Stock on the date of transfer. A Participant seeking to withdraw or transfer shares of Stock must give instructions to the Recordkeeper in such form and manner as may be prescribed by the Recordkeeper, which instructions will be acted upon as promptly as practicable. Withdrawals and transfers will be subject to any fees imposed in accordance with Section 9.05.

ARTICLE VII.

Withdrawal from Plan and Termination of Employment

7.01 Withdrawal from Plan Participation.

If a participant decreases his or her payroll deduction rate to zero during an Offering Period, he or she shall be deemed to have withdrawn from participation in the Plan and shall have the right to elect, to receive reimbursement of all of the payroll deductions credited to the participant’s Account during the current Offering Period, provided that the election is made no later than five business days prior to the last day of such Offering Period. In the event that the participant does not give proper instructions to the Recordkeeper to request reimbursement in a timely manner, the participant shall be deemed to have elected to exercise his or her option for the purchase of Stock on the next following Purchase Date. Payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant provides to the Recordkeeper new instructions authorizing payroll deductions. A participant who withdraws from participation in the Plan may withdraw the Stock credited to his or her Account only as provided in Section 6.05. .

7.02 Termination of Employment.

Upon a participant’s termination of employment with the Company and all Subsidiary Corporations for any reason (including termination because of the participant’s death), the payroll deductions credited to such participant’s Account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 10.01, and such participant’s option shall be automatically terminated. The Recordkeeper shall continue to maintain the participant’s Account until the earlier of such time as the participant withdraws or transfers all Stock in the Account, which withdrawal or transfer shall be permitted only as provided in Section 6.05, or two years after the participant ceases to be employed by the Company and its Subsidiary Corporations.

7.03 Leave of Absence.

If a participant goes on an authorized leave of absence for any reason, such participant shall have the right to elect to: (a) withdraw all of the payroll deductions credited to the participant’s Account, (b) discontinue contributions to the Plan but have the amount credited to his or her Account used to purchase Stock on the next Purchase Date, or (c) remain a participant in the Plan during such leave of absence, authorizing deductions to be made from payments by the Company to the participant during such leave of absence and making cash payments to the Plan at the end of each payroll period to the extent that amounts payable by the Company to such participant are insufficient to meet such participant’s authorized Plan deductions. Unless a participant on an authorized leave of absence returns to employment with the Company or a Subsidiary Corporation no later than the first anniversary of the first day of his or her authorized leave of absence, such participant shall be deemed to have terminated employment and the provisions of Section 7.02 shall apply.

ARTICLE VIII.

Stock

8.01 Maximum Shares.

Effective April 25, 2006, the maximum number of shares which may be issued under the Plan since its inception, subject to adjustment upon changes in capitalization of the Company as provided in Section 10.06, shall be 8,000,000.

8.02 Participant’s Interest in Option Stock.

The participant will have no interest in stock covered by his or her option until such option has been exercised.

ARTICLE IX.

Administration

9.01 Authority of the Benefit Plan Committee.

The Plan shall be administered by the Benefit Plan Committee. Subject to the express provisions of the Plan, the Benefit Plan Committee shall have full and discretionary authority to interpret and construe all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Benefit Plan Committee’s determination on the foregoing matters shall be final and conclusive. The Benefit Plan Committee may, in its discretion, delegate some or all of its authority to one or more employees or officers of the Company.

9.02 Rules Governing the Administration of the Benefit Plan Committee.

The Benefit Plan Committee shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Benefit Plan Committee shall be made by a majority of its members. The Benefit Plan Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Benefit Plan Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held.

9.03 Indemnification.

Members of the Benefit Plan Committee, and any officer or employee of the Company acting at the direction, or on behalf, of the Benefit Plan Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

9.04 Recordkeeper.

The Recordkeeper will act as recordkeeper under the Plan, and will perform such duties as are set forth in the Plan and in any agreement between the Company and the Recordkeeper. The Recordkeeper will establish and maintain for each Participant a brokerage account.

9.05 Administrative Costs.

The costs and expenses incurred in the administration of the Plan and maintenance of Accounts will be paid by the Company, including, but not limited to, annual fees of the Recordkeeper and any brokerage fees and commissions for the purchase of Stock upon reinvestment of dividends and distributions. The foregoing notwithstanding, the Recordkeeper may impose or pass through to the participants a reasonable fee for the withdrawal of Stock in the form of stock certificates and reasonable fees for other services unrelated to the purchase of Stock under the Plan, to the extent approved in writing by the Company and communicated to participants. Under no circumstance shall the Company pay any brokerage fees and commissions for the sale of Stock acquired under the Plan by a participant.

ARTICLE X.

Miscellaneous

10.01 Designation of Beneficiary.

A participant may elect in a beneficiary who is to receive any shares and cash from the participant’s Account under the Plan in the event of such participant’s death. The participant may change his or her beneficiary designation at any time. In the event a participant dies without having elected a beneficiary, any shares or cash to be distributed on the participant’s death shall be delivered to the participant’s estate.

10.02 Transferability.

Neither payroll deductions credited to a participant’s Account nor any rights with regard to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution as provided in Section 10.01. Any such attempted assignment, transfer, pledge or other disposition shall be without effect.

10.03 Withholding.

The Company or any Subsidiary Corporation is authorized to withhold from any payment to be made to a participant withholding amounts and other taxes due in connection with any transaction under the Plan, including any disposition of shares acquired under the Plan, and a participant’s enrollment in the Plan will be deemed to constitute his or her consent to such withholding. At the time of a participant’s exercise of an option or disposition of shares acquired under the Plan, the Company may require the participant to make other arrangements to meet tax withholding obligations as a condition to exercise of rights or distribution of shares or cash from the participant’s Account. In addition, a Participant may be required to advise the Company of sales and other dispositions of Stock acquired under the Plan in order to permit the Company to comply with tax laws and to claim any tax deductions to which the Company may be entitled with respect to the Plan.

10.04 Use of Funds.

All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

10.05 Reports.

Statements of Account shall be given to each participant at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased, any remaining cash balance, and other information deemed relevant by the Benefit Plan Committee.

10.06 Adjustment Upon Changes in Capitalization.

(a) Changes in Capitalization. The Benefit Plan Committee shall proportionately adjust the Reserves and the price per share and the number of shares of Stock covered by each purchase under the Plan which has not yet been exercised for any increase or decrease in the number of issued shares of Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Stock, or other extraordinary corporate event which affects the Stock in order to prevent dilution or enlargement of the rights of participants. The determination of the Benefit Plan Committee with respect to any such adjustment shall be final, binding and conclusive.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Benefit Plan Committee.

(c) Asset Sale or Merger. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Benefit Plan Committee shall shorten the Offering Period then in progress by setting a new Purchase Date (the “New Purchase Date”). The New Purchase Date shall be before the date of the Company’s proposed asset sale or merger. The Benefit Plan Committee shall notify each participant in writing, at least ten business days prior to the New Purchase Date, that the Purchase Date for the participant’s purchase has been changed to the New Purchase Date and that the participant’s option shall be exercised automatically on the New Purchase Date, unless prior to such date the participant has withdrawn the amount credited to his or her Account upon withdrawal from the Plan pursuant to Section 7.01 or such amount has been distributed to the participant upon termination of employment pursuant to Section 7.02.

10.07 Amendment and Termination.

The Board of Directors shall have the complete power and authority to terminate or amend the Plan; provided, however, that the Board of Directors shall not, without the approval of the stockholders of the Corporation, increase the maximum number of shares which may be issued under any Offering (except pursuant to Section 10.06) or amend the requirements as to the class of employees eligible to purchase stock under the Plan. No termination, modification, or amendment of the Plan may, without the consent of an employee then having an option under the Plan to purchase stock, adversely affect the rights of such employee under such option.

10.08 No Employment.

The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares of Stock under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company’s right to terminate, or otherwise modify, an employee’s employment at any time.

10.09 Notices.

All notices or other communications by a participant to the Company or to the Recordkeeper shall be deemed to have been duly given when received in the manner and form specified by the Company or the Recordkeeper, whichever is applicable, at the location, or by the person, designated by the Company, or Recordkeeper, for the receipt thereof.

10.10 Elections.

All elections and notices made by a participant to the Recordkeeper may be telephonically or electronically in accordance with procedures established by the Committee and the Recordkeeper.

10.11 Conditions Upon Issuance of Shares.

The Company shall not be obligated to issue shares of Stock with respect to a purchase unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed or quoted.

10.12 Effect of Plan.

The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each participant, including, without limitation, such participant’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such participant.

10.13 Effective Date.

The Plan first became effective as of July 1, 2001, subject to approval by the holders of the majority of the common stock present and represented at a special or annual meeting of the shareholders held on or before July 1, 2002. This restatement shall be effective as of April 25, 2006.

10.14 Governing Law.

The law of the State of New York will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

L-3 COMMUNICATIONS CORPORATION
Date:	By:
Vice President, Human Resources